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Exhibit 16.1

[LETTERHEAD OF ARMANINO McKENNA, LLP]

February 15, 2008

Office of the Accountant
Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: CMR Mortgage Fund II, LLC
Commission File Number 000-52903

Dear Sirs:

We have received a copy of Item 14 as it is expected to appear in Form 10 of CMR Mortgage Fund II, LLC and have attached it as an exhibit to this letter. We are in agreement with the attached and confirm that there were no disagreements with the management of CMR Mortgage Fund II, LLC on any matter which, if not resolved to our satisfaction, would have caused us to make reference in our report to the matter.

We hereby consent to the filing of this letter as an exhibit to Form 10.

Sincerely,
/s/ ARMANINO McKENNA, LLP
ARMANINO McKENNA, LLP San Ramon, California

[ADDITIONAL LETTERHEAD TEXT]

APPENDIX

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        We have retained and appointed Perry-Smith LLP as our independent registered public accounting firm. Perry-Smith LLP has audited our balance sheet as of December 31, 2006 and 2005 and the related statements of income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2006, as stated in their Report of Independent Registered Public Accounting Firm, which is included in this Registration Statement on Form 10. For fiscal years 2004 and 2005, Armanino McKenna LLP audited our financial statements. Armanino McKenna LLP's reports on our financial statements for fiscal years 2004 and 2005 did not contain any adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Armanino McKenna LLP determined that it is not independent under the rules of the Securities and Exchange Commission and accordingly resigned as our principal accountant in February 2007. We appointed Perry-Smith LLP as our independent registered public accounting firm on March 12, 2007. Our financial statements for fiscal years 2004, 2005 and 2006 as described above have been audited by Perry-Smith LLP.

        During 2004, 2005 and 2006 and the period of 2007 up to Armanino McKenna's resignation, there were no disagreements with Armanino McKenna on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s) if not resolved to the satisfaction of Armanino McKenna would have caused it to make reference to the subject matter of the disagreements(s) in connection with its reports. During 2004, 2005 and 2006 and the period of 2007 up to Armanino McKenna's resignation, there were also no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

        Further, during 2004, 2005 and 2006 and the period of 2007 up to Armanino McKenna's resignation, the Fund did not consult Perry-Smith LLP regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund's financial statements, and neither a written report was provided to the Fund or oral advice was provided that Perry-Smith concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions to that item) or a reportable event (as defined in Item 304(a)(1)(v)).

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  Exhibit 16.1
  ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.